Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zuora, Inc.:

We consent to the use of our report incorporated by reference herein.

Our report on the consolidated financial statements refers to Zuora, Inc.’s adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Contract Costs – Contracts with Customers as of February 1, 2017, and Topic 842, Leases, as of February 1, 2019.

/s/ KPMG LLP

Santa Clara, California
March 31, 2020